Exhibit 10.1

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amended and Restated Employment Agreement (“Agreement”) is effective as of January 6, 2025 (“Effective Date”), by and between Gain Therapeutics, Inc. (“Company”) and Gene Mack, MBA (“Executive”). This Agreement amends, restates and supersedes in its entirety the Employment Agreement between the Company and Executive entered into effective April 8, 2024 the “Prior Agreement”).

WHEREAS, the Company desires to promote the Executive from the position of Senior Vice President, Chief Financial Officer to the Company’s President and Chief Executive Officer as further set forth in this Agreement; and

WHEREAS, Executive desires to serve the Company in such capacity, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.	EMPLOYMENT BY THE COMPANY

1.1.             Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer, and Executive hereby accepts such employment. While serving as Chief Executive Officer of the Company, Executive shall serve on the Board of Directors of the Company. Executive agrees that, upon ceasing to serve as Chief Executive Officer of the Company for any reason, Executive shall simultaneously resign from the Board of Directors, unless otherwise agreed in writing by the Company. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Executive Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service beyond that specified in this Agreement.

1.2.             Duties and Exclusivity. Executive: (i) shall serve as the Company’s President and Chief Executive Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Company’s Board of Directors (the “Board”); (ii) shall report directly to the Board; and (iii) agrees promptly and faithfully to comply with all reasonable and lawful directions from the Board and all present and future Company policies. During his employment with the Company, Executive shall devote his best efforts and substantially all of his time and attention to the business of the Company, except as provided in Section 4 below and vacation periods and periods of illness or other incapacities in accordance with the Company’s employment policies. Nothing in this section prevents Executive from (1) engaging in additional activities in connection with personal investments and community affairs, and (2) serving as a member of the board of directors of no more than one (1) organization that is not a competitor of the Company and is approved by the Board; provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, comply with the Company’s insider trading policies, or raise a conflict under the Company’s conflict of interest policies.

1.3.             Location. Executive’s primary office location shall be at the Company’s corporate offices in the Washington, DC metropolitan area, with remote work allowed at Executive’s primary residence in the state of New Jersey on a regular and continuous basis. The Company reserves the right to reasonably require Executive to perform his duties at places other than at his primary office location from time to time, and to require reasonable business travel.

1.4.             Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 6.

1.5.             Policies and Procedures. The employment relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion; provided that if the terms of this Agreement differ from or are in conflict with the Company’s personnel policies or procedures, this Agreement shall control.

2.	COMPENSATION

2.1.             Base Salary. For services rendered by Executive pursuant to this Agreement, Executive shall receive an annualized base salary of $500,000 as may be adjusted from time to time by the compensation committee of the Board at its discretion (“Base Salary”), payable in accordance with the Company’s regular payroll schedule, less any payroll withholding and deductions in accordance with applicable law.

2.2.             Annual Bonus. During Executive’s employment with the Company, and as determined by the Board in its sole discretion, Executive shall be eligible for an annual incentive cash bonus (“Annual Bonus”) with a target of fifty percent (50%) of the Base Salary (“Target Bonus”). The actual Annual Bonus earned in any particular year may be more or less, including zero, than the Target Bonus based on the achievement of corporate and personal goals established and approved by the Board, the achievement of which is determined at the discretion of the Board. The Executive must remain employed by the Company through the date of payment in order to remain eligible for such Annual Bonus.

2.3.             Long-Term Equity Incentives.

(a)               Executive will be eligible for equity incentive grants as determined by the Board in its sole discretion from time to time. Notwithstanding the foregoing, Executive will receive the following:

(i)                 On or as soon as reasonably practicable following the Effective Date, an option, pursuant to the Gain Therapeutics Inc. 2022 Equity Incentive Plan (the “2022 Plan”), to purchase up to 271,325 shares of the Company’s common stock (the “Common Stock”), at an exercise price per share equal to the “Fair Market Value” (as defined and determined under the 2022 Plan) of a share of Common Stock on the date of grant (the “Promotion Option”). Subject to Executive’s Continuous Service (as defined in the 2022 Plan) through each applicable vesting date, the Promotion Option shall vest and become exercisable as to 25% of the shares subject thereto on the first anniversary of the Effective Date, with the remaining balance vesting and becoming exercisable in substantially equal monthly installments over the three (3) year period thereafter on the same day of the month as the Effective Date.

(ii)              Subject to the approval of the Board, upon attainment of performance goal(s) to be established by the Compensation Committee following the Effective Date, an option, pursuant to the 2022 Plan, to purchase up to 271,325 shares of Common Stock, at an exercise price per share equal to the “Fair Market Value” (as defined and determined under the 2022 Plan) of a share of Common Stock on the date of grant (the “Performance Option”). Subject to Executive’s Continuous Service (as defined in the 2022 Plan) through each applicable vesting date, the Performance Option shall vest and become exercisable as to 100% of the shares subject thereto on the first anniversary of the Performance Option’s grant date.

(b)               The Promotion Option and the Performance Option shall be subject to the terms of the 2022 Plan and applicable option grant agreements thereunder, as approved by the Compensation Committee of the Board.

2.4.             Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures for expense reimbursement as applied to its executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable out-of-pocket expenses for Company-related travel, entertainment, professional licensing, continuing education and other expenses incurred by Executive on behalf of the Company.

2.5.             Other Company Benefits. Executive shall be eligible to participate in all employee benefit plans, practices and programs maintained by the Company and made available to its similarly situated executives. Executive shall also be eligible to accrue annual vacation in accordance with the Company’s standard policies and as otherwise provided for senior executive officers, as may be amended from time to time, but in no event less than twenty (20) working days, prorated for partial years of service. Working days are all calendar days with the exception of Saturdays, Sundays and the designated Company holidays. Vacation time must be taken in the year it is earned and unused time does not rollover to the subsequent year.

3.	INSURANCE AND INDEMNIFICATION

1.2              Life, Disability and Key Man Insurance. In the event the Company establishes plans for life, disability and key man insurance, Executive shall be eligible to participate in those plans pursuant to the terms and conditions of those plans and their applicability to employees such as Executive.

3.1.             D&O Insurance. The Company shall obtain and maintain at the Company’s expense during the term of this Agreement liability insurance for the directors and officers of the Company (D&O insurance) for any acts or omissions of Executive covered by the applicable insurance policy in an amount comparable to other companies in the biotechnology industry with a similar risk profile.

3.2.             Indemnification. The Company and Executive acknowledge that they previously entered into a separate indemnification agreement which remains in full force and effect.

4.	OUTSIDE ACTIVITIES DURING EMPLOYMENT

4.1.             Exclusive Employment. Executive shall not engage in any business activity which, in the Board’s reasonable judgment, is likely to interfere with Executive’s ability to discharge his duties and responsibilities to the Company. Executive may engage in civic and not-for-profit activities and participate in industry associations, including by joining civic boards and boards of industry associations so long as such activities do not materially interfere with the performance of his duties hereunder. As of the Effective Date, Executive does not serve on any board of directors of for-profit companies. During the term of this Agreement, Executive may join the board of directors of for-profit companies with the Board’s prior approval.

4.2.             No Adverse Interests. Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or engage in any business that creates a conflict of interest with his duties of loyalty to the Company.

4.3.             Non-Competition during Term of Agreement. During the term of this Agreement, except on behalf of the Company or as expressly authorized by the Board, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he or his immediate family may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.	CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION

As a condition of employment, Executive agrees to execute and abide by the Gain Therapeutics, Inc. Employee Confidential Information And Inventions Assignment Agreement (“CIIAA”), the Executive previously signed which is incorporated herein by reference and remains in full force and effect, as may be amended by the parties from time to time, and which contains provisions that are intended by the parties to survive and that do survive termination or expiration of this Agreement, including certain non-solicitation and non-competition covenants.

6.	TERMINATION OF EMPLOYMENT

6.1.             Definitions. For purposes of this Section 6, the following terms have the following meanings:

“Accrued Obligations” means (i) Executive’s earned but unpaid Base Salary through the Termination Date; (ii) a lump-sum payment for any accrued but unused vacation days; and (iii) any unpaid expense or other reimbursements due pursuant to Section 2.4 hereof.

“Beneficiary” means the designee(s) listed in Exhibit A who are entitled to receive payments under Section 6.3 upon the death of Executive.

“Cause” means the Company’s determination that the Executive has engaged in one or more of the following: (i) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving theft, embezzlement, dishonesty or moral turpitude; (ii) any act by Executive constituting willful misconduct, deliberate malfeasance, dishonesty, unethical conduct or gross negligence in the performance of his duties; (iii) Executive’s willful and continued failure to perform any of the duties of his position (which has not been cured within thirty (30) days following the first written notice from the Company describing such failure in reasonable detail); or (iv) any material breach (which has not been cured within thirty (30) days following the first written notice from the Company describing such breach in reasonable detail) by Executive of this Agreement or any other agreement between Executive and the Company or any of its affiliates.

“Change of Control” means the occurrence of any of the following: (i) any third party or group of third parties becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided that if the third party or group of third parties is already deemed to own more than 50% of the total fair market value or total voting power, then the acquisition of additional stock by such third party or group of third parties shall not constitute an additional Change in Control; (ii) the stockholders of the Company approve a plan of complete liquidation of the Company; (iii) the sale or disposition of all or substantially all of the Company’s assets; or (iv) a merger, consolidation or reorganization of the Company with or involving any other entity, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a 50% of the combined voting power of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization owned in approximately the same proportion of such ownership by each of the prior shareholders as prior to the transaction.

“Change of Control Period” means the period starting on the date of a Change of Control and ending twelve (12) months after a Change of Control.

“Change of Control Termination” means a termination of this Agreement during the Change of Control Period by the Company without Cause, by Executive for Good Reason, or due to Executive’s death or Disability.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Disability” means Executive’s becoming incapacitated for a period of at least one hundred eighty (180) days in the aggregate during any twelve (12) month period by accident, sickness or other circumstance that renders Executive mentally or physically incapable of performing the material duties and services required of Executive hereunder on a full-time basis during such period, or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

“Good Reason” means any of the following without the Executive’s consent: (i) any material diminution of Executive’s authority, duties or responsibilities or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive’s position; (ii) a material reduction by the Company in Executive’s Base Salary other than a reduction that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company; (iii) any material breach of this Agreement by the Company; or (iv) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company which, for purposes of this provision, shall be a material breach of this Agreement, provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the later of (x) the first occurrence of the condition(s) that he believes constitute(s) Good Reason or (y) Executive becoming aware of such condition(s), which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated; and (4) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

“Pro-Rata Annual Bonus” means an amount equal to (i) the Annual Bonus that Executive would have been eligible to receive for the calendar year that includes the Termination Date if his employment hereunder had continued (as determined by the Board based upon the actual achievement of the applicable performance goals), multiplied by (ii) a fraction, the numerator of which is the number of days he was employed hereunder during such year and the denominator of which is the number of days in such year.

“Release” means the execution of a separation agreement, including a general release of claims, with reasonable and customary terms, in the form presented by the Company; provided, however, that in the event that the Severance Benefits (as defined below) shall be provided under this Agreement following Executive’s death, then the Release shall be revised as appropriate for Executive’s Beneficiary to execute.

“Severance Period” means the period starting on the Termination Date and ending twelve (12) months after the Termination Date, or, in the event of a Change of Control Termination, the period starting on the Termination Date and ending eighteen (18) months after the Termination Date.

“Stock Awards” means any future stock options, RSUs, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

“Termination Date” means the date on which this Agreement and Executive’s employment hereunder terminates.

6.2.             Termination of Agreement. This Agreement and Executive’s employment with the Company is terminable at will by the Company or by Executive for any reason or no reason, each by written notice to the other party effective upon receipt or on a later termination date agreed with the other party. In addition, this Agreement terminates upon death or Disability of Executive.

6.3.             Terminations with Severance.

(a)               If the Company terminates this Agreement without Cause three months after the Effective Date or thereafter, or Executive terminates this Agreement for Good Reason, or this Agreement terminates upon death or Disability of Executive, the Company shall pay or award to Executive (or his Beneficiaries upon termination for the death of Executive) the Accrued Obligations on the Termination Date, and subject to execution and non-revocation of the Release by Executive (or Executive’s Beneficiary in the event of Executive’s death), on the date on which the Release may no longer be revoked, the following payments and severance benefits (“Severance Benefits”):

(i)                 an amount equal to Executive’s Base Salary in effect immediately prior to the Termination Date that would be payable to Executive if this Agreement continued during the applicable Severance Period in regular payroll installments over the course of the Severance Period;

(ii)               upon a Change of Control Termination, the Pro-Rata Annual Bonus and the amount of the Target Bonus that would accrue during the applicable Severance Period;

(iii)             for the applicable Severance Period, the cost of continuation coverage pursuant to COBRA or applicable state continuation coverage laws, for Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of the termination of this Agreement (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA or any corresponding state law, including, without limitation, his election of such coverage and his timely payment of premiums);

(iv)              if this Agreement is terminated pursuant to a Change of Control Termination, acceleration of vesting of all of Executive’s outstanding unvested Stock Awards. The provisions concerning vesting pursuant to this subsection (iv) is hereby deemed to be a part of all equity incentive grants, including any future stock options, RSUs, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, (each a “Stock Award”) and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

(b)               Notwithstanding anything herein, if this Agreement is terminated pursuant to Executive’s death or Disability and if the Company has paid for or provided the Executive with life insurance or long-term disability insurance coverage as set forth in Section 3.1, then the amount paid pursuant to such insurance shall be credited against the amount of the Severance Benefits payable by the Company pursuant to Section 6.3(a)(i), (ii) and (iv).

(c)               As a condition precedent to receipt of any Severance Benefits, Executive shall provide the Company with the executed and effective Release, within the time period stated therein, but in no event later than sixty (60) days after the date of Executive’s termination from employment and must no longer be subject to revocation. Upon execution of the Release, Executive shall be entitled to Severance Benefits described herein. As a further condition to receipt of any Severance Benefits, Executive must comply with Executive’s post-termination obligations under this Agreement and the CIIAA.

6.4.             Terminations without Severance. If this Agreement is terminated by Executive without Good Reason or by the Company for Cause, Executive shall be provided with the Accrued Obligations, but no other payments or severance benefits.

6.5.             Cooperation Obligations.

(a)                Resignation from Positions. Upon the termination of Executive’s employment for any reason, Executive shall immediately resign from each position held with the Company and its affiliates as of the Termination Date, if requested to do so by the Company, subject to any applicable legal requirements regarding such resignation.

(b)                Transition Activities. After delivery or receipt by Executive of any notice of termination, and for a reasonable period following any termination of this Agreement (to include any period for which Executive has been provided Base Salary as a severance benefit), Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

(c)                Return of the Company’s Property. If the Company has delivered or received a notice of termination of this Agreement, the Company shall have the right, at its option, to require Executive to vacate his offices and to cease all activities on the Company’s behalf prior to the effective date of termination. Upon the termination of this Agreement, as a condition to Executive’s receipt of any post- termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other tangible and intangible property belonging to the Company, it being distinctly understood that all such lists, books and records, and other property, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 6.5 prior to the receipt of any Severance Benefits described in this Agreement.

(d)                Litigation. At all times during his employment and thereafter, Executive shall cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, Chief Executive Officer or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.

(e)                Expenses and Fees. So long as the Executive provides advance written notice to the Company before incurring such expense and receives pre-approval from the Company, the Company shall reimburse Executive for reasonable out- of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in this Section 6.5 (b) and (d), within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. Except as provided in the preceding sentence, Executive shall not be eligible for any compensation for activities performed pursuant to this Section 6.5 during the applicable Severance Period. In the event the Company requests extensive time from the Executive in connection with this Section 6.5 (b) and/or (d) not within the Severance Period and subject to written pre-approval by the Company, the Company shall pay Executive a compensation for activities performed based on an hourly rate of 160th of Executive’s monthly Base Salary immediately preceding the termination of employment (the “Fees”). In performing obligations under this Section 6.5(b) and (d) following termination of this Agreement, Executive agrees and acknowledges that he shall be serving as an independent contractor, not as a Company employee, and he shall be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees, shall not be eligible to participate in any Company benefit plans while performing such services.

6.6.             Modification of Payments.

(a)                In the event it is determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 6.3(a) hereof.

(b)                The Company hereby agrees that, for purposes of determining whether any payment and benefits set forth in Section 6.3(a) above would be subject to the Excise Tax, the non- compete set forth in the CIIAA above shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or accountant’s attribution of a value to the non-compete set forth in the CIIAA that is less than the total compensation amount that would be disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K if Executive had been a “named executive officer” of the Company in the year prior to year of the event that triggers the Excise Tax, to the extent the use of such lesser amount results in a larger Excise Tax than Executive would have been subject to had the Company or accountant attributed a value to the non-compete set forth in the CIIAA that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for such year.

6.7.             Section 409A.

(a)                Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision.

(b)                Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six (6) months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(c)                After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

7.	GENERAL PROVISIONS

7.1.             Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or receipt if delivered by mail or courier service, to the Company at its primary office location and to Executive at his address as listed on the Company payroll or Executive’s then current place of abode.

7.2.             Confidentiality. Unless publicly disclosed by the Company, Executive shall hold the provisions of this Agreement in strictest confidence and shall not publicize or disclose this Agreement in any manner whatsoever; provided, however, that Executive may disclose this Agreement: (a) to Executive’s immediate family; (b) in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise permitted or required by law. In particular, and without limitation, Executive agrees not to disclose the terms of this Agreement to any current or former employee of the Company.

7.3.             Reasonableness of Restrictions. Executive acknowledges and agrees that (a) he has read this Agreement in its entirety and understands it, (b) the limitations imposed in this Agreement and the CIIAA do not prevent him from earning a living or pursuing his career following the termination of this Agreement, and (c) the restrictions contained herein and therein are reasonable, proper, and necessitated by the Company’s legitimate business interests. Executive represents and agrees that he is entering into this Agreement and the CIIAA freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.4.             Arbitration and Remedies. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, or any other dispute between the parties shall be settled by binding arbitration in accordance with the Employment Rules of JAMS by a single arbitrator selected in accordance with said rules and in accordance with the Federal Arbitration Act; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy and further shall not apply to discrimination, harassment, or retaliation claims to the extent prohibited by applicable law. As it may be impossible to assess the damages caused by violation of this Agreement or any of its terms, the parties agree upon the threatened or actual violation of this Agreement or any of its terms the aggrieved party shall have the right to obtain injunctive relief from a court, without bond and without prejudice to any other rights and remedies for a breach or threatened breach of this Agreement. The location for the arbitration shall be the Washington, D.C. metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent applicable law prohibits mandatory arbitration of discrimination, harassment, and/or retaliation claims, in the event Executive intends to bring multiple claims, including a discrimination, harassment, and/or retaliation claim, the discrimination, harassment, and/or retaliation claim may be publicly filed with a court, while any other claims shall remain subject to mandatory arbitration. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims (other than the Excluded Claims), the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion shall be made for trial by jury.

7.5.             Surviving Clauses. Sections 3.2, 3.3, 5, 6, 7 (including the definitions of any defined terms referenced therein) shall survive any termination or expiration of this Agreement.

7.6.             Severability. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section 7.6, Executive and the Company agree that this Agreement shall be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Executive agrees to be bound by this Agreement as modified. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.7.             Waiver. If either party should waive any breach of any provisions of this Agreement or fail to enforce performance by the other party, he or it shall not thereby be deemed to have waived any preceding or succeeding breach or performance of the same or any other provision of this Agreement. Any such waiver shall be effective only if made in writing and signed by the Party waiving such breach or performance.

7.8.             Complete Agreement; Amendment. This Agreement and its Exhibits, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement replaces all previous agreements regarding the service relationship of Executive with the Company. It is entered into without reliance on any promise or representation other than those expressly contained herein. This Agreement cannot be modified or amended except in a writing signed by an authorized representative of the Company and Executive.

7.9.             Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same Agreement.

7.10.          Assignment; Assumption by Successor; Non-transferability of Interest.

(a)                    The Company may assign this Agreement, without the consent of Executive, to any business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                    None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(c)                    Notwithstanding the foregoing Section 7.10(b), this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, the Beneficiaries or Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts under Section 6 of this Agreement would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Beneficiaries or Executive’s devisee, legatee or other designee or, should there be no such designee, to Executive’s estate.

7.11.          Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.12.          Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

7.13.          Choice of Law. All questions concerning the construction, validity, interpretation of this Agreement shall be governed by the laws of Delaware.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

GAIN THERAPEUTICS, INC.:

By:	/s/Khalid Islam, Ph.D.
Name:	Khalid Islam, Ph.D.
Title:	Executive Chairman of the Board of Directors

EXECUTIVE:

By:	/s/ Gene Mack, MBA
Name:	Gene Mack, MBA

EXHIBIT A

BENEFICIARIES